Exhibit 10.1

2006 Compensation Arrangements for Named Executive Officers

On February 28, 2006, the Compensation Committee of the Board of Directors of General Dynamics Corporation (the company) approved the 2006 base salaries and 2005 bonus payments for the company’s named executive officers. The named executive officers listed in the table below reflect those individuals identified in the company’s 2006 Annual Proxy Statement with two exceptions: (1) Arthur J. Veitch who retired from the company in 2005 is not listed and (2) L. Hugh Redd, who succeeded Michael J. Mancuso as Senior Vice President and Chief Financial Officer effective June 1, 2006, has been added.

The table below lists the 2006 annual base salary levels effective March 20, 2006, with the exception of Mr. Moss’ base salary which was effective April 3, 2006, and Mr. Redd’s base salary which was effective June 1, 2006.

Name and Principal Position	2006 Base Salary
Nicholas D. Chabraja Chairman of the Board and Chief Executive Officer	$1,300,000
Michael J. Mancuso Senior Vice President and Chief Financial Officer (through May 31, 2006)	$595,000
L. Hugh Redd Senior Vice President and Chief Financial Officer (effective June 1, 2006)	$410,000
Gerard J. DeMuro Executive Vice President and Group Executive, Information Systems and Technology	$550,000
David A. Savner Senior Vice President, General Counsel and Secretary	$500,000
Bryan T. Moss Executive Vice President and Group Executive, Aerospace	$480,000

Effective March 1, 2006, the Compensation Committee also approved the 2005 bonus payments which were previously disclosed in the company’s current report on Form 8-K, filed with the Commission March 2, 2006.